Mail Stop 0407

      							August 9, 2005

Via U.S. Mail and Fax (615-771-7409)
Mr. L. Glynn Riddle, Jr.,
Vice President, CFO, Secretary
Advocat, Inc.
277 Mallory Station Road, Suite 130
Franklin, TN 37067

	RE:     Advocat Inc.
      Form 10-K for the fiscal year ended December 31, 2004
                        Filed March 29, 2005
                        File No. 001-12996

Dear Mr. Riddle:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Mr L. Glynn Riddle, Jr.,
Advocat Inc.
April 20, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE